Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2018 Financial Results

CHICAGO, Feb. 21, 2019—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced fourth-quarter and full-year 2018 financial results. The Company surpassed $1 billion in revenue in 2018 and recorded strong organic revenue growth and free cash flow.

Fourth-Quarter Financial Highlights

•                  Revenue increased 8.1% to $262.7 million; organic revenue growth was 8.7%.

•                  Operating income rose 15.7% to $49.3 million.

•                  Diluted net income per share rose 8.8% to $0.99, versus $0.91 in the fourth quarter of 2017.

Full-Year 2018 Financial Highlights

•                  Revenue increased 11.9% to $1.02 billion; organic revenue growth was 11.4%.

•                  Operating income rose 27.1% to $215.8 million.

•                  Diluted net income per share rose 33.6% to $4.25, versus $3.18 in 2017.

•                  Cash provided by operating activities increased 25.9% to $314.8 million; free cash flow was $238.7 million, or 30.1% higher than 2017.

“Morningstar reached a significant milestone in 2018, surpassing $1 billion in revenue for the first time,” said Kunal Kapoor, Morningstar’s chief executive officer. “This achievement resulted from putting investors first and providing exceptional experiences that support better investor outcomes. While the late 2018 downturn in global markets impacted net flows and asset growth in Morningstar Managed Portfolios, we experienced record flows into the ETFs built on Morningstar Indexes. We believe the diversity of our offerings and strength of our balance sheet allowed us to mitigate the impact of market fluctuations so that we can continue to focus on building products and delivering services that empower investor success.”

Accomplishments:

•                  As a group, our key investment areas — Morningstar Data, Morningstar Direct, PitchBook, Morningstar Managed Portfolios, Workplace Solutions, and Morningstar Credit Ratings — had organic revenue growth of 16.7% in 2018.

•                  In 2018, we continued to enhance our analytics, data, and research offerings. We launched Investor Pulse, our new business intelligence tool that combines predictive analytics with fund flow data. We also expanded our equity data sets, launched four fixed-income data feed packages, and added new environmental, social, and governance (ESG) datapoints. The Morningstar Quantitative Rating for Funds launched globally, covering more than 100,000 funds. We also added coverage of collective investment trust target-date series, separately managed accounts, and global equity research coverage in Asia Pacific and Europe.

•                  Morningstar Data experienced strong demand from clients preparing to meet global regulatory requirements. In Europe, we collected and delivered new regulatory data sets addressing the Markets in Financial Instruments Directive (MiFID II), Packaged Retail and Insurance-based Investment Products Regulation (PRIIPS), and the German Investment Tax Act. An increasing appetite for data science and analytical platforms, as well as the trend toward more digital experiences for investors, also prompted clients to find new use-cases for our data.

•                  We introduced Morningstar Direct for Asset Management and Morningstar Direct for Wealth Management on the Morningstar Cloud, our next-generation web-based software platform. These workflow-specific editions share a common platform, enabling us to deliver enhancements as we innovate new data sets and solutions.

•                  PitchBook made meaningful platform improvements, with an upgraded site architecture delivering a more advanced search experience, and functionality additions such as industry overview visualizations and enhanced public company comparables featuring Morningstar’s public equity data. PitchBook also expanded its datasets, adding coverage of over 320,000 new private middle-market companies while also substantially increasing the number of financial statements available for more than 70,000 European private companies already covered.

•                  Morningstar’s Investment Management group successfully launched nine Morningstar Mutual Funds in November 2018, which are offered exclusively to advisors using Morningstar Managed Portfolios. As of Dec. 31, 2018, we have converted approximately $1 billion in existing client assets into portfolios which utilize the funds. As advisors increasingly seek high-quality, cost-effective, outsourced investment management solutions, we expect demand for our Morningstar mutual funds to grow in 2019 and beyond.

•                  Morningstar Plan Advantage, our new platform for advisors who design and manage retirement plans, signed a major broker dealer as its first client in late 2018.

•                  Morningstar Credit Ratings published an updated rating methodology for CMBS conduit transactions. The new methodology incorporates recent performance data into an enhanced model and improves transparency into our analytical approach.

Challenges:

•                  Market volatility negatively impacted net flows into Morningstar Managed Portfolios and impacted overall assets in Morningstar Investment Management and Workplace Solutions, particularly in the fourth quarter. Assets under management and advisement in Managed Portfolios increased by $1.2 billion in 2018 and were relatively flat year over year in Workplace Solutions.

•                  Morningstar.com premium subscriptions did not meet our expectations for growth this year. We recently refreshed the Morningstar.com website and plan additional improvements in 2019.

•                  Asset managers used 2018 to reevaluate their research consumption policies and spending in light of MiFID II, which impacted revenue from our equity and manager research products. However, we believe that the implementation of the new regulation had the positive outcome of increasing price transparency in sell-side research and reducing competitors in that space.

Overview of Financial Results

Fourth-Quarter Results

Revenue for the fourth quarter was $262.7 million, an increase of 8.1% compared with the fourth quarter of 2017, or 8.7% higher on an organic basis. On a reported basis, license-based revenue grew 10.0% year over year, driven by strong demand for PitchBook in the U.S., Morningstar Data in Europe and Asia Pacific, and Morningstar Direct across all geographies. Despite global market volatility in the fourth quarter, asset-based revenue increased year over year by 4.6%, driven primarily by growth in Workplace Solutions and Morningstar Indexes. In Morningstar Investment Management, revenue also increased by 1.9% in the fourth quarter, as adoption of the new revenue recognition standard mitigated the negative impacts of market performance and net flows. Transaction-based revenue remained flat year over year, as growth in Morningstar Credit Ratings was offset by declines in conference revenue due to changes in event timing.

Operating expense grew 6.5% in the fourth quarter due to increased bonus expenses, resulting from strong companywide business performance, higher salaries, and production costs. Operating expense growth was partially offset by lower commissions, as softer net flows in the fourth quarter drove weaker performance in Morningstar Investment Management relative to the prior year period. Higher capitalization of software development costs and lower benefit costs also offset fourth quarter operating expenses.

Fourth-quarter operating income was $49.3 million, an increase of 15.7% compared with the prior year period, reflecting operating margin of 18.8% versus 17.5% in the fourth quarter of 2017. Net income in the fourth quarter was $42.4 million, or $0.99 per diluted share, compared with $38.9 million, or $0.91 per diluted share, in the fourth quarter of 2017.

Full-Year 2018 Results

For the full year, revenue increased 11.9% to $1.02 billion, including a $10.5 million revenue benefit from an amended license agreement in the third quarter of 2018 which had a 1.2 percentage point favorable impact. On an organic basis, full-year revenue increased 11.4%. Growth was balanced across geographies and products, with license-based revenue higher by 12.6%, asset-based revenue increasing 10.0%, and transaction-based revenue growing 9.8% on a reported basis.

Operating expense increased 8.4% for the year, due primarily to higher salaries and bonus expenses, in addition to production expenses and depreciation.

Operating income was $215.8 million, an increase of 27.1%, compared with the prior year period. Full-year operating margin was 21.2%, compared with 18.6% at the end of 2017. The amended license agreement positively impacted full-year operating income growth by 6.2 percentage points and operating margin by less than one percentage point, as the recognition of the related revenue was not accompanied by a commensurate increase in operating expense.

Net income was $183.0 million, or $4.25 per diluted share, compared with $136.9 million, or $3.18 per diluted share, for the year ended Dec. 31, 2017.  Net income for 2018 included an after-tax gain of $7.8 million, or $0.18 per diluted share, from the sale of our 15(c) board consulting services product line during the first quarter, and a $10.5 million revenue benefit, or $0.18 per diluted share, related to an amended license agreement in the third quarter. Net income for 2018 also included an after-tax gain of $4.1 million, or $0.10 per diluted share, on the sale of a portion of the company’s equity ownership interest in Morningstar Japan K.K. Collectively, these items had a favorable impact of $0.46 per diluted share. Net income for 2017 included a non-cash after-tax gain of $17.9 million, or $0.42 per diluted share, in connection with the sale of HelloWallet. Excluding the impact of these items in 2018 and 2017, net income per diluted share increased 37.3%.

The effective tax rate for the full year 2018 was 20.7%, which benefited from the lower U.S. federal statutory tax rate associated with the Tax Cuts and Jobs Act, versus 23.9% in 2017.

Update on Key Investment Areas

The highlights below summarize key operating metrics in our six investment areas for the full year ended Dec. 31, 2018.

•                  Revenue for Morningstar Data was up 11.5% to $185.2 million.

•                  Morningstar Direct licenses increased 8.3% to 15,033 and revenue grew 10.9% to $137.9 million.

•                  PitchBook licenses increased 65.2% to 22,979 and revenue grew 56.6% to $99.6 million.

•                  Assets under management and advisement in Managed Portfolios increased 3.0% to $41.7 billion as of Dec. 31, 2018. Approximately 20,000 advisors globally now use Managed Portfolios.

•                  Assets under management and advisement for Workplace Solutions were flat at $128.2 billion as of Dec. 31, 2018.

•                  Morningstar Credit Ratings completed 138 new-issue ratings, compared with 97 in 2017, representing a 49.2% increase in asset value in 2018.

Balance Sheet and Capital Allocation

As of Dec. 31, 2018, the Company had cash, cash equivalents, and investments totaling $395.9 million and $70.0 million of long-term debt, compared with cash, cash equivalents, and investments of $353.3 million and $180.0 million of long-term debt as of Dec. 31, 2017.

Cash provided by operating activities was $314.8 million for the full year 2018, compared with $250.1 million in the prior year. Free cash flow was $238.7 million for the full year 2018, compared with $183.5 million in the prior year. In 2018, the Company repurchased 0.2 million shares of common stock for $20.9 million and paid $42.6 million in dividends.

Comparability of Year-Over-Year Results

Certain items affected the comparability of fourth-quarter and full-year 2018 results versus the same period in 2017.

Fourth-Quarter Results

•                  Fourth-quarter 2018 organic revenue growth includes the full contribution of PitchBook; whereas in the fourth quarter of 2017, only one month of PitchBook’s revenue was included in the organic revenue calculation.

•                  Fourth-quarter 2018 organic revenue growth also excludes a $1.7 million positive adjustment to revenue resulting from the adoption of the new revenue recognition standard, as described below.

•                  Fourth-quarter operating expenses in 2017 included a $4.1 million impairment charge recorded in depreciation expense.

•                  Foreign currency translation decreased revenue by $2.5 million, or 1.0%, and operating expenses by $3.5 million, or 1.7%, in the fourth quarter of 2018. This resulted in a $1.0 million increase in fourth-quarter operating income.

•                  Net income in 2017 included a $10.6 million benefit related to the impact of the Tax Cuts and Jobs Act recorded in the fourth quarter.

•                  As a result of the adoption of the new revenue recognition standard (“ASC Topic 606”) effective Jan. 1, 2018, results for reporting periods beginning after Jan. 1, 2018 are presented under ASC Topic 606, and previously reported results have not been adjusted. ASC Topic 606 changed the presentation of revenue and costs associated with third-party content and data to a gross (versus net) basis as well as the accounting for expenses related to sales commission plans.

In the quarter ended Dec. 31, 2018, this change resulted in an increase to revenue of $1.7 million, and a corresponding increase in the cost of revenue, with no impact on operating income. The favorable impact of the change in accounting for sales commissions on operating income was $1.2 million in the fourth quarter.

Full-Year 2018 Results

•                  Full-year 2018 organic revenue growth includes a $10.5 million benefit from an amended license agreement in the third quarter.

•                  Full-year 2018 organic revenue growth excludes the $6.7 million positive adjustment to revenue resulting from the adoption of the new revenue recognition standard. The change in accounting for sales commissions had a favorable impact of $2.9 million on operating income for the full year.

•                  Foreign currency translation increased revenue by $4.0 million, or 0.4%, and operating expenses by $2.6 million, or 0.4%, for the year ended Dec. 31, 2018. This resulted in a $1.4 million increase in full-year operating income.

•                  Net income for 2018 includes an after-tax gain of $7.8 million from the sale of our 15(c) board consulting services product line in the first quarter, which increased diluted net income per share by $0.18.

•                  Net income for 2018 includes a $10.5 million revenue benefit related to an amended license agreement in the third quarter, which increased diluted net income per share by $0.18.

•                  Net income for 2018 also includes a $4.1 million after-tax gain on the sale of a portion of the company’s equity ownership interest in Morningstar Japan K.K., which increased diluted net income per share by $0.10.

•                  Net income for 2017 includes a non-cash after-tax gain of $17.9 million, or $0.42 per share, in connection with the sale of HelloWallet.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to

investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $193 billion in assets under advisement and management as of Dec. 31, 2018. The company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the increasing popularity of passively managed investment vehicles; inadequacy in our business continuity program in the event of a material emergency or adverse political or regulatory developments; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; downturns  in the financial sector, global markets, and global economy; the effect of market volatility on revenue from asset-based fees; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2019 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in millions, except per share amounts)	2018	2017	change		2018	2017	change

Revenue	$262.7	$243.1	8.1%		$1,019.9	$911.7	11.9%
Operating expense:
Cost of revenue	108.9	103.4	5.3%		411.1	386.6	6.3%
Sales and marketing	34.8	34.1	2.3%		148.5	134.3	10.6%
General and administrative	44.2	36.6	21.0%		147.8	129.8	13.9%
Depreciation and amortization	25.5	26.4	(3.5%	)	96.7	91.2	6.0%
Total operating expense	213.4	200.5	6.5%		804.1	741.9	8.4%
Operating income	49.3	42.6	15.7%		215.8	169.8	27.1%
Operating margin	18.8%	17.5%	1.3pp		21.2%	18.6%	2.6pp

Non-operating income (expense), net:
Interest expense, net	(0.6)	(1.0)	(45.7%	)	(1.8)	(3.6)	(51.2%	)
Gain (loss) on sale of business	—	(0.8)	NMF		—	16.7	NMF
Gain on sale of product line	—	—	0.0%		10.5	—	NMF
Other income (expense), net	(0.3)	1.1	NMF		8.4	(1.8)	NMF
Non-operating income (expense), net	(0.9)	(0.7)	18.9%		17.1	11.3	52.4%

Income before income taxes and equity in net loss of unconsolidated entities	48.4	41.9	15.7%		232.9	181.1	28.7%
Equity in net loss of unconsolidated entities	(0.5)	(0.3)	24.8%		(2.1)	(1.3)	55.4%
Income tax expense	5.5	2.7	113.4%		47.8	42.9	11.9%
Consolidated net income	$42.4	$38.9	9.1%		$183.0	$136.9	33.6%

Net income per share:
Basic	$0.99	$0.91	8.8%		$4.30	$3.21	34.0%
Diluted	$0.99	$0.91	8.8%		$4.25	$3.18	33.6%
Weighted average shares outstanding:
Basic	42.7	42.5	0.5%		42.6	42.7	(0.2%	)
Diluted	43.1	42.9	0.5%		43.0	43.0	0.0%

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
(in millions)	2018	2017	2018	2017

Operating activities
Consolidated net income	$42.4	$38.9	$183.0	$136.9
Adjustments to reconcile consolidated net income to net cash flows from operating activities	26.9	19.9	113.3	89.9
Changes in operating assets and liabilities, net	36.0	26.6	18.5	23.3
Cash provided by operating activities	105.3	85.4	314.8	250.1
Investing activities
Capital expenditures	(20.9)	(20.2)	(76.1)	(66.6)
Proceeds from sale of a product line	—	—	10.5	—
Acquisitions, net of cash acquired	(0.4)	—	(0.4)	(1.0)
Proceeds from sale of a business	—	—	—	23.7
Purchases of equity investments	(6.9)	(0.5)	(7.4)	(24.8)
Other, net	17.3	9.4	23.5	7.9
Cash used for investing activities	(10.9)	(11.3)	(49.9)	(60.8)
Financing activities
Common shares repurchased	(10.1)	(1.0)	(20.9)	(42.3)
Dividends paid	(10.7)	(9.7)	(42.6)	(39.3)
Repayments of long-term debt	(20.0)	(25.0)	(110.0)	(70.0)
Other, net	(2.8)	(2.3)	(15.3)	(5.9)
Cash used for financing activities	(43.6)	(38.0)	(188.8)	(157.5)
Effect of exchange rate changes on cash and cash equivalents	(4.5)	1.8	(15.0)	17.3
Net increase in cash and cash equivalents	46.3	37.9	61.1	49.1
Cash and cash equivalents—Beginning of period	323.0	270.3	308.2	259.1
Cash and cash equivalents—End of period	$369.3	$308.2	$369.3	$308.2

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
(in millions)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$369.3	$308.2
Investments	26.6	45.1
Accounts receivable, net	172.2	148.2
Income tax receivable, net	1.8	—
Other current assets	31.7	28.3
Total current assets	601.6	529.8

Property, equipment, and capitalized software, net	143.5	147.4
Investments in unconsolidated entities	63.1	62.0
Goodwill	556.7	564.9
Intangible assets, net	73.9	95.4
Other assets	15.0	6.2
Total assets	$1,453.8	$1,405.7

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$54.4	$49.2
Accrued compensation	109.5	92.0
Deferred revenue	195.8	171.3
Other	3.1	10.7
Total current liabilities	362.8	323.2

Accrued compensation	11.8	11.7
Deferred tax liability, net	22.2	23.6
Long-term debt	70.0	180.0
Other long-term liabilities	52.3	62.3
Total liabilities	519.1	600.8
Total equity	934.7	804.9
Total liabilities and equity	$1,453.8	$1,405.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

			As of December 31
			2018	2017		change
Our business
Morningstar.com Premium Membership subscriptions (U.S.)			116,402	118,462		(1.7%	)
Morningstar.com average monthly unique users (U.S.)			2,090,972	1,964,513		6.4%	(1)
Advisor Workstation clients (U.S.)			171	182		(6.0%	)
Morningstar Office licenses (U.S.)			4,378	4,330		1.1%
Morningstar Direct licenses			15,033	13,884		8.3%
PitchBook Platform licenses			22,979	13,908		65.2%
Asset value linked to Morningstar Indexes			$46.8 bil	$34.4 bil		36.0%
Assets under management and advisement (approximate)
Workplace Solutions
Managed Retirement Accounts			$58.2 bil	$57.6 bil		1.0%
Fiduciary Services			41.0 bil	42.5 bil		(3.5%	)
Custom Models			29.0 bil	28.0 bil		3.6%
Workplace Solutions (total)			$128.2 bil	$128.1 bil		0.1%
Morningstar Investment Management
Morningstar Managed Portfolios			$41.7 bil	$40.5 bil	(2)	3.0%
Institutional Asset Management			16.8 bil	16.4 bil	(3)	2.4%
Asset Allocation Services			6.5 bil	9.5 bil		(31.6%	)
Morningstar Investment Management (total)			$65.0 bil	$66.4 bil	(4)	(2.1%	)

Our employees (approximate)
Worldwide headcount			5,416	4,920		10.1%

	Three months ended December 31			Year ended December 31
(in millions)	2018	2017	change	2018	2017	change
Key product and investment area revenue (5)
Morningstar Data (6)	$47.6	$43.8	(7) 8.8%	$185.2	$166.1	(7) 11.5%
Morningstar Direct	35.5	32.5	9.4%	137.9	124.4	10.9%
Morningstar Investment Management (8)	27.3	26.8	(7) 1.9%	111.2	101.0	(7) 10.1%
PitchBook Data	29.6	18.8	57.5%	99.6	63.6	56.6%
Morningstar Advisor Workstation	21.8	22.5	(3.1% )	90.0	87.3	3.1%
Workplace Solutions	19.3	18.3	5.7%	75.3	73.5	2.4%	(9)
Morningstar Credit Ratings	11.7	11.2	4.1%	36.3	31.4	15.6%

Revenue by Type (5)
License-based (10)	$192.1	$174.7	(7) 10.0%	$751.6	$667.7	(7) 12.6%
Asset-based (11)	50.5	48.3	(7) 4.6%	200.4	182.2	(7) 10.0%
Transaction-based (12)	20.1	20.1	(7) 0.1%	67.9	61.8	(7) 9.8%

Other metrics
Average assets under management and advisement	$200.6 bil	$208.0 bil	(3.6% )	$200.1 bil	$206.2 bil	(3.0%	)
Number of new-issue ratings completed	52	40	30.0%	138	97	42.3%
Asset value of new-issue ratings	$18.6 bil	$15.9 bil	17.0%	$58.2 bil	$39.0 bil	49.2%

(1) In prior periods, the Company estimated traffic on Morningstar.com using a combination of internal tools and our third-party platform. The new website launched in the first quarter of 2018 now allows tracking of 100% of website traffic using a third-party platform. The Company believes the current reporting is a more accurate representation of traffic, and this change in methodology is the primary driver of the difference in reported traffic numbers versus 2017.

(2) Revised to include Australia assets, which were previously reflected in Institutional Asset Management.

(3) Revised to exclude Australia and South Africa assets, which are reflected in Morningstar Managed Portfolios.

(4) Excludes $1.4 billion of assets under advisement and management related to Manager Selection Services that was reclassified to Morningstar Data. The associated revenue is included in Morningstar Data.

(5) Key product and investment area revenue and revenue by type includes the effect of foreign currency translation.

(6) The adoption of ASC Topic 606 favorably impacted revenue for the three months and full year ended December 31, 2018 by $0.5 million and $1.5 million, respectively.

(7) Restated due to realignment of individual products within the product groups.

(8) The adoption of ASC Topic 606 favorably impacted revenue for the three months and full year ended December 31, 2018 by $1.2 million and $5.0 million, respectively.

(9) Excluding the negative 4.6 percentage point impact of the HelloWallet divestiture, revenue increased by 7.0% for the full year ended December 31, 2018.

(10) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook Data, and other similar products. License-based revenue for the full year ended 2018 included a $10.5 million revenue benefit related to the amendment of a license agreement.

(11) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(12) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. For adoption of accounting changes, we exclude the effects of the adoption of the new revenue recognition standard effective Jan. 1, 2018, as 2017 results have not been adjusted

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31			Year ended December 31
(in millions)	2018	2017	change	2018	2017	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$262.7	$243.1	8.1%	$1,019.9	$911.7	11.9%
Less: divestitures	—	(0.7)	NMF	—	(6.1)	NMF
Less: acquisitions	—	—	0.0%	—	—	0.0%
Less: adoption of accounting changes	(1.7)	—	NMF	(6.7)	—	NMF
Effect of foreign currency translations	2.5	—	NMF	(4.0)	—	NMF
Revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations	$263.5	$242.4	8.7%	$1,009.2	$905.6	11.4%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$105.3	$85.4	23.3%	$314.8	$250.1	25.9%
Capital expenditures	(20.9)	(20.2)	3.5%	(76.1)	(66.6)	14.3%
Free cash flow	$84.4	$65.2	29.4%	$238.7	$183.5	30.1%